UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2011

ZORAN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-27246	94-2794449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Kifer Road

Sunnyvale, California 94086-5305

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 523-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders

On February 10, 2011, Zoran Corporation (the “Company”) announced that the Ramius Value and Opportunity Master Fund Ltd and other participants (collectively, “Ramius”) failed to deliver to the Company the requisite number of written consents to effect the corporate actions (the “Corporate Actions”) set forth in its written consent solicitation (the “Consent Solicitation”).

Pursuant to Delaware law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting (the “Record Date”) is the first date on which a signed written consent setting forth the action proposed to be taken is delivered to the Company, unless a record date has otherwise been duly established by the Company’s board of directors. Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold and revoke written consents with respect to the corporate action referred to therein. In order for a written consent to be effective to take the corporate action referred to therein, it must be delivered to the Company within 60 days of the earliest dated consent.

In accordance with Sections 213 and 228 of the General Corporation Law of the State of Delaware (“DGCL”), on December 6, 2010, Ramius delivered to the Company a signed written consent, which established a Record Date of December 6, 2010, and expiration date of February 4, 2011, for the Consent Solicitation. On January 7, 2011, Ramius purported to “re-commence” the Consent Solicitation by revoking its consent delivered on December 6, 2010, and submitting a new consent with respect to the Corporate Actions. Ramius claims that by revoking its consent and submitting its new consent it reset the Record Date relating to the Consent Solicitation to January 7, 2011, and extended the deadline for which written consents must be received by the Company to March 8, 2011.

The Company believes that, under Sections 213 and 228 of the DGCL, Ramius does not have the ability to reset the Record Date with respect to the Consent Solicitation, or to extend the deadline for receipt by the Company of the requisite number of written consents. The Company, therefore, believes that pursuant to Delaware law, no consent delivered after February 4, 2011, will be effective to take the Corporate Actions. However, no case law currently exists interpreting these issues. Therefore, it is possible that a court considering these issues for the first time would determine that the Ramius Group could re-set the Record Date, and that consents delivered after February 4, 2011, would be effective.

If the Company’s interpretation of Delaware law is correct, the Corporate Actions would have become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the December 6, 2010 Record Date had been delivered to the Company by February 4, 2011. As of December 6, 2010, there were 48,966,183 shares of the Common Stock outstanding. As of February 4, 2011, the number of consents delivered to the Company was insufficient to approve any of the Corporate Actions.

The results of the consent solicitation initiated by Ramius on December 6, 2010 and subject to the Company’s interpretation of Delaware law, are set forth in the table below. Brokers did not have discretionary voting authority on any of the proposals and, as a result, there could be no broker non-votes.

	Consent	Does Not Consent	Abstain
Proposal 1: Repeal any provision of the Bylaws in effect at the time the proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that became effective on April 22, 2009, and were filed with the SEC on April 23, 2009.	1100	0	0

Proposal 2: Remove without cause the six independent members of the Board: Raymond A. Burgess, Uzia Galil, James D. Meindl, James B. Owens, Jr., Arthur B. Stabenow and Philip M. Young, including any person (other than those elected by the Ramius Consent Solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships after December 6, 2010, and prior to the effectiveness of the Ramius Consent Proposals.	1000	100	0

Proposal 3: Amend Article IV, Section 19 of the Bylaws, as set forth on Schedule III to the Ramius Consent Solicitation, to provide that any vacancies on the Board resulting from the removal of directors by the Company’s stockholders shall be filled exclusively by the stockholders of the Company.	1000	100

Proposal 4: Elect the nominees of the Ramius Group, Jon S. Castor, Dale Fuller, Thomas Lacey, Jeffrey McCreary, Jeffrey C. Smith and Edward Terino, to serve as directors of Zoran (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).	1000	100

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2011

ZORAN CORPORATION

By:	/s/ Karl Schneider
	Name:	Karl Schneider
	Title:	Senior Vice President of Finance
and Chief Financial Officer